Exhibit 4.1

                        CERTIFICATE OF ELIMINATION

                                    OF

                 SERIES A 8% CUMULATIVE PREFERRED STOCK OF

                        CONTINENTAL AIRLINES, INC.

         Pursuant to Section 151(g) of the General Corporation Law
                         of the State of Delaware


     Continental Airlines, Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, and in accordance with the provisions of
Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolutions to the effect that all outstanding shares of the Company's Series A 8% Cumulative Preferred Stock, $.01 par value each (the "Series A 8% Cumulative Preferred Stock"), be acquired by the Company, and that upon such acquisition, no shares of the Series A 8% Cumulative Preferred Stock shall be issued or reissued by the Company:

          RESOLVED, that all shares of Series A 8% Cumulative Preferred Stock acquired by the Company pursuant to such exchange be retired.

          RESOLVED, that upon the retirement of all outstanding shares of the Series A 8% Cumulative Preferred Stock, the Company shall not issue any additional shares of Series A 8% Cumulative Preferred Stock, and that the Company file with the Secretary of State of the State of Delaware a certificate to the foregoing effect, which certificate, pursuant to Section 151(g) of the Delaware General Corporation Law, shall have the effect of eliminating from the Company's Restated Certificate of Incorporation the certificate of designation with respect to the Series A 8% Cumulative Preferred Stock and shall return the retired shares of Series A 8% Cumulative Preferred Stock to the status of authorized but unissued shares of Preferred Stock of the Company.

     The Company further certifies that all outstanding shares of the Series A 8% Cumulative Preferred Stock have been repurchased by the Company, that no shares of the Series A 8% Cumulative Preferred Stock are outstanding as of the date hereof, and that no shares of the Series A 8% Cumulative Preferred Stock will be issued or reissued from and after the date hereof.

     IN WITNESS WHEREOF, the undersigned officer of the Company subscribes to this Certificate of Elimination of Series A 8% Cumulative Preferred Stock and affirms that the statements made herein are true under penalties of perjury as of the 2nd day of October, 1995.

                                   CONTINENTAL AIRLINES, INC.


                                   By:  /s/ Jeffery A. Smisek
                                        Name:   Jeffery A. Smisek
                                        Title:  Secretary